As filed with the Securities and Exchange Commission on June 17, 2011.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13E-3
(§240.13e-100)
Amendment No. 9
RULE 13e-3 TRANSACTION STATEMENT
UNDER SECTION 13(e) OF
THE SECURITIES EXCHANGE ACT OF 1934
RAE SYSTEMS INC.
(Name of the Issuer)
RAE SYSTEMS INC.
RAY HOLDING CORPORATION
RAY MERGER SUB CORPORATION
VECTOR CAPITAL III, L.P.
VECTOR ENTREPRENEUR FUND III, L.P.
VECTOR CAPITAL IV, L.P.
VECTOR CAPITAL PARTNERS III, L.P.
VECTOR CAPITAL PARTNERS IV, L.P.
VECTOR CAPITAL, L.L.C
ALEXANDER R. SLUSKY
CHEN REVOCABLE TRUST DTD 5/8/2001
CHEN FAMILY FOUNDATION
HSI FAMILY TRUST
ROBERT I. CHEN
PETER C. HSI
LIEN Q. CHEN
(Name of Person(s) Filing Statement)
COMMON STOCK, $0.001 PAR VALUE PER SHARE
(Title of Class of Securities)
75061P102
(CUSIP Number of Class of Securities)

RAE Systems Inc.	Susan Wang	Ray Holding Corporation	Chen Revocable Trust DTD
3775 North First Street	Chairman of the Special	Ray Merger Sub Corporation	5/8/2001
San Jose, California 95134	Committee of	Vector Capital III, L.P.	Chen Family Foundation
Attention: Randall Gausman	the Board of Directors of	Vector EntrePreneur Fund III, L.P.	Hsi Family Trust
(408) 952-8200	RAE Systems Inc.	Vector Capital IV, L.P.	Robert I. Chen
	3775 North First Street	Vector Capital Partners III, L.P.	Peter C. Hsi
	San Jose, California 95134	Vector Capital Partners IV, L.P.	Lien Q. Chen
	(408) 952-8200	Vector Capital, L.L.C.	c/o RAE Systems Inc.
		Alexander R. Slusky	3775 North First Street
		c/o Vector Capital Corporation	San Jose, California 95134
		One Market Street, Steuart Tower,	(408) 952-8200
23rd Floor
San Francisco, CA 94105
(415) 293-5000
(Name, Address, and Telephone Numbers of Person Authorized to Receive
Notices and Communications on Behalf of the Person(s) Filing Statement)
COPIES TO:

David K. Michaels, Esq.	Steve L. Camahort, Esq.	Robert T. Ishii, Esq.
Fenwick & West LLP	Shearman & Sterling LLP	Wilson Sonsini Goodrich &
Silicon Valley Center	525 Market Street, 15th Floor	Rosati, Professional Corporation
801 California Street	San Francisco, CA 94105	One Market Street, Spear Tower
Mountain View, CA 94041	(415) 616-1100	Suite 3300
(650) 988-8500		San Francisco, California 94105
(650) 947-2000
This statement is filed in connection with (check the appropriate box):

a.	☑	The filing of solicitation materials or an information statement subject to Regulation 14A (Sections 240.14a-1 through 240.14b-2), Regulation 14C (Sections 240.14c-1 through 240.14c-101) or Rule 13e-3(c) (§240.13e-3(c)) under the Securities Exchange Act of 1934.

b.	☐	The filing of a registration statement under the Securities Act of 1933.

c.	☐	A tender offer.

d.	☐	None of the above.
Check the following box if the soliciting materials or information statement referred to in checking box (a) are preliminary copies: ☐
Check the following box if the filing is a final amendment reporting the results of the transaction: ☑
Calculation of Filing Fee

Transaction valuation*	Amount of filing fee*
$107,502,683	$12,481.06

*	This calculation is based upon $0.0001161 multiplied by transaction valuation shown above. For purposes of calculating this fee only, the transaction valuation is based on the aggregate number of securities to which the transaction applies multiplied by the merger consideration of $2.25 per share. For purposes of calculating the aggregate number of securities only, this number is based on (i) 46,119,207 shares of RAE Systems Inc. common stock outstanding and owned by stockholders other than 13,392,857 shares (the “Rollover Shares”) owned by the Rollover Holders (as defined below); and (ii) outstanding stock options to purchase an aggregate of 3,385,030 shares of RAE Systems Inc. common stock with exercise prices below $2.25 which are eligible to be cashed out in the merger. For purposes of calculating the per unit price, this price is based on the fact that (i) each outstanding share of common stock owned by stockholders (other than the Rollover Holders with respect to the Rollover Shares) will be converted into the right to receive $2.25 in cash, without interest, and (ii) each outstanding stock option to purchase shares of RAE Systems Inc. common stock with a per share exercise price less than $2.25 will be converted into the right to receive a cash payment equal to (a) the excess of $2.25 over the per share exercise price for the shares of common stock subject to such stock option, multiplied by (b) the number of shares of common stock underlying such stock option.
☑	Check the box if any part of the fee is offset as provided by Section 240.0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount previously Paid: $12,481.06
Form or Registration No.: Schedule 14A
Filing Party: RAE Systems Inc.
Date Filed: May 31, 2011

Item 15. Additional information
Item 16. Exhibits
SIGNATURES
EXHIBIT INDEX

Introduction
          This Amendment No. 9 (this “Final Amendment”) to the Rule 13e-3 Transaction Statement on Schedule 13E-3 (this “Schedule”) is being filed by (i) RAE Systems Inc., a Delaware corporation and the issuer of the equity securities which are the subject of the Rule 13e-3 transaction (“RAE Systems”), (ii) Ray Holding Corporation, a Delaware Corporation, (“Purchaser”), (iii) Ray Merger Sub Corporation, a Delaware corporation (“Merger Sub”), (iv) Vector Capital III, L.P., a Delaware limited partnership (“VC III LP”), (v) Vector Entrepreneur Fund III, L.P., a Delaware limited partnership (“VEF III LP”), (vi) Vector Capital IV, L.P., a Delaware limited partnership (“VC IV LP”), (vii) Vector Capital Partners III, L.P., an exempt Cayman limited partnership (“VCP III LP”), (viii) Vector Capital Partners IV, L.P., an exempt Cayman limited partnership (“VCP IV LP”), (ix) Vector Capital, L.L.C., a Delaware limited liability company (“VC LLC”, and together with VC III LP, VEF III LP, VC IV LP, VCP III LP and VCP IV LP, “Vector Capital”), and (x) Alexander R. Slusky, an individual (“Mr. Slusky”, and together with Purchaser, Merger Sub, and Vector Capital, the “Purchaser Group”), (xi) Robert I. Chen, Chairman and Chief Executive Officer of RAE Systems, (xii) Peter C. Hsi, Chief Technology Officer of RAE Systems, (xiii) Chen Revocable Trust DTD 5/8/2001 (the “RLC Trust”), a revocable trust organized under the laws of the State of California for the purpose of holding assets of Robert I. and Lien Q. Chen in trust, (xii) the Chen Family Foundation (the “Chen Foundation”), a corporation organized under the laws of the State of California to hold certain assets of Robert I. and Lien Q. Chen for estate planning purposes, (xiv) Lien Q. Chen, and (xv) Hsi Family Trust, a trust organized under the laws of the State of California for the purpose of holding assets of Peter C. Hsi and Sandy Hsi in trust (the “Hsi Family Trust” and together with Mr. Chen, Dr. Hsi, Ms. Chen, and the RLC Trust, the “Rollover Holders”) (and collectively with RAE Systems and the Purchaser Group, the “Filing Persons”).
          This Schedule relates to the Agreement and Plan of Merger, dated as of January 18, 2011, as amended on April 3, 2011, May 17, 2011, May 20, 2011 and May 24, 2011 (the “Merger Agreement”), by and among Purchaser, Merger Sub and RAE Systems. Pursuant to the Merger Agreement, and upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into RAE Systems (the “Merger”), with the RAE Systems surviving the Merger as a wholly owned subsidiary of Purchaser. Purchaser and Merger Sub are beneficially owned by VC IV LP and VC III LP.
          This Final Amendment is being filed pursuant to Rule 13e-3(d)(3) to report the results of the transaction that is the subject of this Schedule.
          All information contained in this Schedule concerning each Filing Person has been supplied by such Filing Person. No Filing Person, including RAE Systems, is responsible for the accuracy of any information supplied by any other Filing Person.
Item 15. Additional Information.
On June 9, 2011, at the special meeting of the stockholders of RAE Systems, RAE Systems’ stockholders voted to adopt the Merger Agreement.
On June 16, 2011, RAE Systems filed a Certificate of Merger with the Secretary of State of the State of Delaware, pursuant to which the Merger became effective. Upon the Merger each outstanding share of RAE Systems common stock was converted into the right to receive $2.25 per share in cash, without interest and less any applicable withholding taxes (other than shares of RAE Systems common stock owned by (i) Purchaser, Merger Sub or any other direct or indirect wholly owned subsidiary of Purchaser, including shares contributed to Purchaser by the Rollover Holders, (ii) RAE Systems or any direct or indirect wholly owned subsidiary of RAE Systems or (iii) stockholders who have properly exercised and perfected appraisal rights under Delaware law). Upon the Merger, RAE Systems became a wholly owned subsidiary of Purchaser and the separate corporate existence of Merger Sub ceased.
In connection with the completion of the Merger, RAE Systems notified the New York Stock Exchange (the “NYSE”) of its intent to remove its common stock from listing on the NYSE and requested the NYSE to file a delisting application on Form 25 with the Securities and Exchange Commission to delist and deregister its common stock. RAE Systems will file with the Securities and Exchange Commission a certification on Form 15 under the Exchange Act, requesting the deregistration of RAE Systems’ common stock and the suspension of RAE Systems’ reporting obligations under Section 13 and 15(d) of the Exchange Act.

Item 16. Exhibits.

(a)(1)	Not applicable.

(a)(2)(i)	Copy of Letter to Stockholders from the Secretary of RAE Systems Inc., incorporated by reference to Schedule 14A filed by RAE Systems Inc. on March 9, 2011.

(a)(2)(ii)	Copy of Notice of Special Meeting of Stockholders, incorporated by reference to the Proxy Statement.

(a)(2)(iii)	Form of Proxy Card, incorporated by reference to the Proxy Statement.

(a)(3)(i)	Proxy Statement, incorporated by reference to the Proxy Statement.

(a)(3)(ii)	Supplement to Proxy Statement, incorporated by reference to Schedule 14A filed by RAE Systems Inc. on March 16, 2011.

(a)(3)(iii)	Supplement to Proxy Statement, incorporated by reference to Schedule 14A filed by RAE Systems Inc. on March 28, 2011.

(a)(3)(iv)	Supplement to Proxy Statement, incorporated by reference to Schedule 14A filed by RAE Systems Inc. on May 12, 2011.

(a)(3)(v)	Supplement to Proxy Statement, incorporated by reference to Schedule 14A filed by RAE Systems Inc. on May 31, 2011.

(a)(3)(vi)	Supplement to Proxy Statement, incorporated by reference to Schedule 14A filed by RAE Systems Inc. on June 7, 2011.

(a)(4)	Not applicable.

(a)(5)(i)	Press Release issued by RAE Systems Inc. dated January 18, 2011, incorporated by reference to Schedule 14A Information Statement filed pursuant to Rule 14a-12 by RAE Systems Inc. on January 18, 2011.

(a)(5)(ii)	Guarantee, dated as of January 18, 2011, by Vector Capital III, L.P. and Vector Capital IV, L.P. in favor of RAE Systems Inc., incorporated by reference to Exhibit C to Exhibit 2.1 of the Current Report on Form 8-K filed by RAE Systems Inc. on January 19, 2011.

(a)(5)(iii)	Amendment No. 1 to Guarantee, dated as of April 3, 2011 by Vector Capital III, L.P. and Vector Capital IV, L.P. in favor of RAE Systems Inc., incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by RAE Systems Inc. on April 4, 2011.

(a)(5)(iv)	Amendment No. 2 to Guarantee, dated as of May 17, 2011 by Vector Capital III, L.P. and Vector Capital IV, L.P. in favor of RAE Systems Inc., incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by RAE Systems Inc. on May 18, 2011.

(a)(5)(v)	Amendment No. 3 to Guarantee, dated as of May 20, 2011 by Vector Capital III, L.P. and Vector Capital IV, L.P. in favor of RAE Systems Inc., incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by RAE Systems Inc. on May 24, 2011.

(a)(5)(vi)	Amendment No. 4 to Guarantee, dated as of May 24, 2011 by Vector Capital III, L.P. and Vector Capital IV, L.P. in favor of RAE Systems Inc., incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by RAE Systems Inc. on May 25, 2011.

(a)(5)(vii)	Press Releases issued by RAE Systems Inc. dated each of April 3, 2011, April 13, 2011, May 6, 2011, May 18, 2011, May 19, 2011, May 21, 2011 and May 25, 2011, each incorporated by reference to Schedule 14A filed by RAE Systems Inc. on June 7, 2011.

(b)	Not applicable.

(c)(1)	Financial analysis materials prepared by UBS Securities, in connection with its presentation to the Special Committee of RAE Systems Inc.’s Board of Directors on September 19, 2010, filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission on October 21, 2010.

(c)(2)	Financial analysis materials prepared by UBS Securities, in connection with its presentation to the Special Committee of RAE Systems Inc.’s Board of Directors on April 13, 2010, filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission on October 21, 2010.

(c)(3)	Opinion of UBS Securities, LLC, dated September 19, 2010, incorporated by reference to Annex B to the Proxy Statement.

(d)(1)(i)	Agreement and Plan of Merger, dated as of January 18, 2011, by and among RAE Systems Inc., Ray Holding Corporation and Ray Merger Sub Corporation, incorporated by reference to Annex A to the Proxy Statement.

(d)(1)(ii)	Amendment No. 1 to Agreement and Plan of Merger, by and among RAE Systems Inc., Ray Holding Corporation and Ray Merger Sub Corporation, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by RAE Systems Inc. on April 4, 2011.

(d)(1)(iii)	Amendment No. 2 to Agreement and Plan of Merger, by and among RAE Systems Inc., Ray Holding Corporation and Ray Merger Sub Corporation, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by RAE Systems Inc. on May 18, 2011.

(d)(1)(iv)	Amendment No. 3 to Agreement and Plan of Merger, by and among RAE Systems Inc., Ray Holding Corporation and Ray Merger Sub Corporation, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by RAE Systems Inc. on May 24, 2011.

(d)(1)(v)	Amendment No. 4 to Agreement and Plan of Merger, by and among RAE Systems Inc., Ray Holding Corporation and Ray Merger Sub Corporation, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by RAE Systems Inc. on May 25, 2011.

(d)(2)(i)	Form of Rollover Agreement, dated as of January 18, 2011, by and between Chen Revocable Trust DTD 5/8/2001 and Hsi Family Trust, respectively, incorporated by reference to the Schedule 13D filed by Vector Capital III, L.P., et al. on January 28, 2011.

(d)(2)(ii)	Amendment No. 1 to Rollover Agreement, dated as of May 17, 2011, by and between RAE Systems Inc. and the Chen Revocable Trust DTD 5/8/2011, incorporated by reference to Exhibit 5 to the Schedule 13D/A filed by Robert I. Chen et al. on May 20, 2011.

(d)(2)(iii)	Amendment No. 1 to Rollover Agreement, dated as of May 31, 2011, by and between RAE Systems Inc. and Hsi Family Trust.

(d)(2)(iv)	Amendment No. 2 to Rollover Agreement, dated as of May 25, 2011, by and between RAE Systems Inc. and Chen Revocable Trust DTD 5/8/2011, incorporated by reference to Exhibit 6 to the Schedule 13D/A filed by Robert I. Chen et al. on May 26, 2011.

(d)(2)(v)	Amendment No. 3 to Rollover Agreement, dated as of May 31, 2011, by and between RAE Systems Inc. and the Chen Revocable Trust DTD 5/8/2011.

(d)(3)	Reference is made to Exhibit (a)(5)(ii).

(e)	Not applicable.

(f)(1)	Section 262 of the Delaware General Corporation Law, incorporated by reference to Annex C to the Proxy Statement.

(g)	Not applicable.

(h)	Not applicable.

SIGNATURES
     After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct. Dated: June 17, 2011.

RAE SYSTEMS INC.

By:	/s/ Randall K. Gausman

Name: Randall K. Gausman
Title: Chief Financial Officer

CHEN REVOCABLE TRUST DTD 5/8/2001

By:	/s/ Robert I. Chen

Name: Robert I. Chen
Title: Trustee

By:	/s/ Lien Q. Chen

Name: Lien Q. Chen
Title: Trustee

CHEN FAMILY FOUNDATION

By:	/s/ Robert I. Chen

Name: Robert I. Chen

By:	/s/ Lien Q. Chen

Name: Lien Q. Chen

ROBERT I. CHEN

By:	/s/ Robert I. Chen

Name: Robert I. Chen

LIEN Q. CHEN

By:	/s/ Lien Q. Chen

Name: Lien Q. Chen

HSI FAMILY TRUST

By:	/s/ Peter C. Hsi

Name: Peter C. Hsi
Title: Trustee

By:	/s/ Sandy Hsi

Name: Sandy Hsi
Title: Trustee

PETER C. HSI

By:	/s/ Peter C. Hsi

Name: Peter C. Hsi

RAY HOLDING CORPORATION

By:	/s/ David Baylor

Name: David Baylor Title: President

RAY MERGER SUB CORPORATION

By:	/s/ David Baylor

Name: David Baylor Title: President

VECTOR CAPITAL III, L.P.

By:	Vector Capital Partners III, L.P., its General Partner
By:	Vector Capital, L.L.C., its General Partner

By:	/s/ Alexander R. Slusky

Name: Alexander R. Slusky Title: Member Manager

VECTOR ENTREPRENEUR FUND III, L.P.

By:	Vector Capital Partners III, L.P., its General Partner
By:	Vector Capital, L.L.C., its General Partner

By:	/s/ Alexander R. Slusky

Name: Alexander R. Slusky Title: Member Manager

VECTOR CAPITAL IV, L.P.

By:	Vector Capital Partners IV, L.P., its General Partner
By:	Vector Capital, L.L.C., its General Partner

By:	/s/ Alexander R. Slusky

Name: Alexander R. Slusky Title: Member Manager

VECTOR CAPITAL PARTNERS III, L.P.

By:	Vector Capital, L.L.C., its General Partner

By:	/s/ Alexander R. Slusky

Name: Alexander R. Slusky Title: Member Manager

VECTOR CAPITAL PARTNERS IV, L.P.

By:	Vector Capital, L.L.C., its General Partner

By:	/s/ Alexander R. Slusky

Name: Alexander R. Slusky Title: Member Manager

VECTOR CAPITAL, L.L.C.

By:	/s/ Alexander R. Slusky

Name: Alexander R. Slusky Title: Member Manager

ALEXANDER R. SLUSKY

/s/ Alexander R. Slusky

Alexander R. Slusky

EXHIBIT INDEX

Exhibit No.	Exhibit Description
(a)(1)	Not applicable.

(a)(2)(i)	Copy of Letter to Stockholders from the Secretary of RAE Systems Inc., incorporated by reference to Schedule 14A filed by RAE Systems Inc. on March 9, 2011.

(a)(2)(ii)	Copy of Notice of Special Meeting of Stockholders, incorporated by reference to the Proxy Statement.

(a)(2)(iii)	Form of Proxy Card, incorporated by reference to the Proxy Statement.

(a)(3)(i)	Proxy Statement, incorporated by reference to the Proxy Statement.

(a)(3)(ii)	Supplement to Proxy Statement, incorporated by reference to Schedule 14A filed by RAE Systems Inc. on March 16, 2011.

(a)(3)(iii)	Supplement to Proxy Statement, incorporated by reference to Schedule 14A filed by RAE Systems Inc. on March 28, 2011.

(a)(3)(iv)	Supplement to Proxy Statement, incorporated by reference to Schedule 14A filed by RAE Systems Inc. on May 12, 2011.

(a)(3)(v)	Supplement to Proxy Statement, incorporated by reference to Schedule 14A filed by RAE Systems Inc. on May 31, 2011.

(a)(3)(vi)	Supplement to Proxy Statement, incorporated by reference to Schedule 14A filed by RAE Systems Inc. on June 7, 2011.

(a)(4)	Not applicable.

(a)(5)(i)	Press Release issued by RAE Systems Inc. dated January 18, 2011, incorporated by reference to Schedule 14A Information Statement filed pursuant to Rule 14a-12 by RAE Systems Inc. on January 18, 2011.

(a)(5)(ii)	Guarantee, dated as of January 18, 2011, by Vector Capital III, L.P. and Vector Capital IV, L.P. in favor of RAE Systems Inc., incorporated by reference to Exhibit C to Exhibit 2.1 of the Current Report on Form 8-K filed by RAE Systems Inc. on January 19, 2011.

(a)(5)(iii)	Amendment No. 1 to Guarantee, dated as of April 3, 2011 by Vector Capital III, L.P. and Vector Capital IV, L.P. in favor of RAE Systems Inc., incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by RAE Systems Inc. on April 4, 2011.

(a)(5)(iv)	Amendment No. 2 to Guarantee, dated as of May 17, 2011 by Vector Capital III, L.P. and Vector Capital IV, L.P. in favor of RAE Systems Inc., incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by RAE Systems Inc. on May 18, 2011.

(a)(5)(v)	Amendment No. 3 to Guarantee, dated as of May 20, 2011 by Vector Capital III, L.P. and Vector Capital IV, L.P. in favor of RAE Systems Inc., incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by RAE Systems Inc. on May 24, 2011.

(a)(5)(vi)	Amendment No. 4 to Guarantee, dated as of May 24, 2011 by Vector Capital III, L.P. and Vector Capital IV, L.P. in favor of RAE Systems Inc., incorporated by reference to Exhibit 10.1 of the Current Report on Form 8-K filed by RAE Systems Inc. on May 25, 2011.

(a)(5)(vii)	Press Releases issued by RAE Systems Inc. dated each of April 3, 2011, April 13, 2011, May 6, 2011, May 18, 2011, May 19, 2011, May 21, 2011 and May 25, 2011, each incorporated by reference to Schedule 14A filed by RAE Systems Inc. on June 7, 2011.

(b)	Not applicable.

(c)(1)	Financial analysis materials prepared by UBS Securities, in connection with its presentation to the Special Committee of RAE Systems Inc.’s Board of Directors on September 19, 2010, filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission on October 21, 2010.

Exhibit No.	Exhibit Description
(c)(2)	Financial analysis materials prepared by UBS Securities, in connection with its presentation to the Special Committee of RAE Systems Inc.’s Board of Directors on April 13, 2010, filed as an exhibit to the Schedule 13E-3 filed with the Securities and Exchange Commission on October 21, 2010.

(c)(3)	Opinion of UBS Securities, LLC, dated September 19, 2010, incorporated by reference to Annex B to the Proxy Statement.

(d)(1)(i)	Agreement and Plan of Merger, dated as of January 18, 2011, by and among RAE Systems Inc., Ray Holding Corporation and Ray Merger Sub Corporation, incorporated by reference to Annex A to the Proxy Statement.

(d)(1)(ii)	Amendment No. 1 to Agreement and Plan of Merger, by and among RAE Systems Inc., Ray Holding Corporation and Ray Merger Sub Corporation, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by RAE Systems Inc. on April 4, 2011.

(d)(1)(iii)	Amendment No. 2 to Agreement and Plan of Merger, by and among RAE Systems Inc., Ray Holding Corporation and Ray Merger Sub Corporation, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by RAE Systems Inc. on May 18, 2011.

(d)(1)(iv)	Amendment No. 3 to Agreement and Plan of Merger, by and among RAE Systems Inc., Ray Holding Corporation and Ray Merger Sub Corporation, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by RAE Systems Inc. on May 24, 2011.

(d)(1)(v)	Amendment No. 4 to Agreement and Plan of Merger, by and among RAE Systems Inc., Ray Holding Corporation and Ray Merger Sub Corporation, incorporated by reference to Exhibit 2.1 to the Current Report on Form 8-K filed by RAE Systems Inc. on May 25, 2011.

(d)(2)(i)	Form of Rollover Agreement, dated as of January 18, 2011, by and between Chen Revocable Trust DTD 5/8/2001 and Hsi Family Trust, respectively, incorporated by reference to the Schedule 13D filed by Vector Capital III, L.P., et al. on January 28, 2011.

(d)(2)(ii)	Amendment No. 1 to Rollover Agreement, dated as of May 17, 2011, by and between RAE Systems Inc. and the Chen Revocable Trust DTD 5/8/2011, incorporated by reference to Exhibit 5 to the Schedule 13D/A filed by Robert I. Chen et al. on May 20, 2011.

(d)(2)(iii)	Amendment No. 1 to Rollover Agreement, dated as of May 31, 2011, by and between RAE Systems Inc. and Hsi Family Trust.

(d)(2)(iv)	Amendment No. 2 to Rollover Agreement, dated as of May 25, 2011, by and between RAE Systems Inc. and Chen Revocable Trust DTD 5/8/2011, incorporated by reference to Exhibit 6 to the Schedule 13D/A filed by Robert I. Chen et al. on May 26, 2011.

(d)(2)(v)	Amendment No. 3 to Rollover Agreement, dated as of May 31, 2011, by and between RAE Systems Inc. and the Chen Revocable Trust DTD 5/8/2011.

(d)(3)	Reference is made to Exhibit (a)(5)(ii).

(e)	Not applicable.

(f)(1)	Section 262 of the Delaware General Corporation Law, incorporated by reference to Annex C to the Proxy Statement.

(g)	Not applicable.

(h)	Not applicable.